Exhibit 1

                              STOCK SALE AGREEMENT

                                                        January 21, 1998



Avatex Corporation
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206

Gentlemen:

     Marshall T. Leeds (sometimes referred to as "Seller") hereby confirms his agreement with you (sometimes referred to as "Purchaser") as follows:

      1.    PURCHASE AND SALE OF STOCK

            1.1 Financial Terms. On the Closing Date (as defined below), Seller agrees to sell to you, and you agree to acquire from Seller, 300,000 shares of common stock of JW Charles Financial Services, Inc. (the "Company"), $.001 par value (the "Purchased Shares"), at a purchase price of $11.50 per share, for a total purchase price of $3,450,000.

            1.2 Closing. The Purchased Shares will be delivered to you via, and at the offices of, your legal counsel, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, against delivery of the purchase price therefor (which shall be made by wire transfer to the escrow account of legal counsel to Seller, Kilpatrick Stockton LLP, Atlanta, Georgia, account number 12-659-310, at Wachovia Bank of Georgia, Atlanta, Georgia, ABA Routing Number:
061000010), by 2:00 P.M., Eastern Time, on January 22, 1998, or such other date or time as shall be mutually agreed upon by Seller and you (the "Closing Date").

      2.    REPRESENTATIONS AND WARRANTIES

            2.1 Representations of Seller. Seller represents and warrants that
(a) Seller has good, valid, and marketable title to the Purchased Shares, free and clear of liens, claims, restrictions, or encumbrances of any kind, (b) upon conveyance and delivery of the Purchased Shares and payment therefor by Purchaser, Purchaser shall be the owner of such Purchased Shares free and clear of liens, claims, restrictions, or encumbrances attributable to any action by Seller or the Company, and (c) the documents filed by the Company with the Securities and Exchange Commission from January 1, 1996 to date pursuant to the requirements of the Securities Exchange Act of 1934, as amended, did not contain when filed an untrue statement of material fact or, other than disclosure of the proposed acquisition by the Company of Genesis Merchant Group Securities LLC ("GMG") described below, omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            2.2 Disclosure of GMG Transaction. Set forth as Exhibit A hereto is the substantially final form of an Agreement and Plan of Combination (the "Combination Agreement") that contains the material terms of a proposed business combination transaction with GMG (the "Combination Transaction"), pursuant to which the Company and GMG will be combined into a new entity ("Newco") and the outstanding common stock of the Company, including the Purchased Shares, and at least 90% of the outstanding equity interests of GMG, will be exchanged for common stock of Newco. Seller gives no assurance that the proposed Combination Transaction will be consummated or will be consummated on the terms described in the Combination Agreement, or that any of the expected benefits of the Combination Transaction will be achieved. Purchaser hereby acknowledges that it has reviewed the Combination Agreement, that the information described in the Combination Agreement is not public information, that it will maintain the confidentiality of such information in accordance with Section 3.1 hereof, and that it has sufficient information about the proposed Combination Transaction (and has reviewed sufficient publicly available information about the Company) to make an informed and knowledgeable decision to acquire the Purchased Shares. Purchaser also acknowledges that it has been afforded an opportunity to ask questions of and to obtain additional information from Seller prior to making its investment decision.

            2.3 Representations of Purchaser. You represent, and in entering into this Agreement Seller understands, that (i) you are an "accredited investor" as defined in Rule 501(a) of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act") and (ii) you will not offer or sell any of the Purchased Shares except pursuant to an effective registration statement under the Securities Act or in transactions that do not require registration under the Securities Act. You further represent that you are acquiring the Purchased Shares for your own account and with your general assets for the purpose of investment and not with a view to the resale or distribution thereof, and that you have no present intention of selling, negotiating, or otherwise disposing of any Purchased Shares, except in accordance with applicable provisions of the Securities Act and other securities laws or regulations.

      3.    COVENANTS

            3.1 Confidentiality. You understand and agree that the information set forth on Exhibit A hereto and all other information conveyed to you concerning the

Combination Transaction is confidential and has not been publicly disclosed by the parties thereto, and that such confidential information has been disclosed to you solely in connection with your proposed purchase of the Purchased Shares. You agree to maintain the confidential nature of such information, and refrain from engaging in any public market transaction involving the Common Stock of the Company, unless and until the material terms of such proposed Combination Transaction become publicly known or you have been notified by Seller or the Company that the proposed Combination Transaction has been abandoned. Seller agrees to notify you promptly at such time that the Company has publicly disclosed any such information or has abandoned the Combination Transaction.

            3.2 Registration of Purchased Shares. Seller agrees to cause the Company to execute and deliver to you a registration rights agreement in the form attached as Exhibit B.

            Purchaser understands and agrees that the securities purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act; that such securities are not registered and must be held unless they are subsequently registered for resale or an exemption from such registration is available. Furthermore, Purchaser understands that each certificate representing the Purchased Shares shall be endorsed with the following restrictive legend, or close facsimile thereof:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), OR ANY STATE SECURITIES LAW, AND HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR PURPOSES OF INVESTMENT AND HAVE BEEN ISSUED OR SOLD IN RELIANCE ON STATUTORY EXEMPTIONS CONTAINED IN THE FEDERAL ACT OR AVAILABLE UNDER APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE FEDERAL ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS; IN THE CASE OF RELIANCE UPON AN EXEMPTION, THE COMPANY MUST HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSACTION IS EXEMPT AND DOES NOT REQUIRE SUCH REGISTRATION OF THE SHARES."

On the front of each certificate, there may be placed the following notation:

           "RESTRICTIONS ON TRANSFER STATED ON REVERSE SIDE"

      5.    INDEMNIFICATION

      Purchaser, on the one hand, and Seller, on the other hand, each hereby agrees to indemnify the other and hold the other harmless from and against any liability, obligation, claim, loss, cost, damage, and expense (including reasonable attorneys' fees and expenses incurred in prosecuting or defending any claim for any such liability, loss, or damage) arising out of or resulting from the untruth or inaccuracy of any covenant, representation, or warranty of the indemnifying party contained in this Agreement. The indemnities contained herein shall expire two (2) years from the Closing Date, unless prior to such date the indemnified party shall inform the indemnifying party of a claim hereunder, and except that indemnity shall be available indefinitely with respect to any liability, obligation, claim, loss, cost, damage, or expense arising out of or as a result of any statement of Seller in clause (a) or (b) of Section 2.

      6.    MISCELLANEOUS

            6.1 Further Assurances to Purchaser. If, at any time after the Closing Date, Purchaser acting reasonably shall consider or be advised that any further assignments, assurances, or other acts are necessary, desirable, or proper to (a) vest, perfect, or confirm in Purchaser's name (or the name of any lawful transferee of Purchaser) title in, interest to, or rights of any of the Purchased Shares, (b) ensure proper and complete compliance with Federal, state, and local administrative or regulatory laws, or (c) otherwise carry out the purposes of this Agreement, Seller agrees to execute and deliver all such assignments and assurances and do all acts reasonably necessary or proper to accomplish the same.

            6.2 Legality of Sale. The purchase and sale of the Purchased Shares is subject to the legality of the offer and sale of the Purchased Shares in the state of domicile of Purchaser. This Agreement does not constitute an offer to sell, or a solicitation of an offer to buy, the Purchased Shares in any jurisdiction where it is unlawful to make such offer or solicitation.

            6.3 Purchaser Not Liable for Brokerage Commission. Purchaser shall have no liability or obligation arising as a result of any agreement or arrangement of Seller or the Company for any broker's commission, finder's fee, or similar payment in connection with the transaction contemplated by this Agreement, and Seller agrees to indemnify and hold Purchaser harmless from and against any such payment.

            6.4 Entire Agreement. This Agreement, together with the Exhibits referred to herein, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no representations, promises, agreements, or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

            6.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York.

             6.6 Expenses. Seller and Purchaser will each pay all the costs and expense of their respective performance, preparation, and execution of, and compliance with, this Agreement, including, without limitation, all fees and expense of their respective agents, representatives, counsel, and accountants, except as may otherwise be provided in the registration rights agreement attached as Exhibit B.

            6.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

            6.8. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller, and their respective successors and assigns.

            6.9 Modifications and Waivers. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in a writing dated subsequent to the date hereof and signed by the party intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term, or condition.

     The execution hereof by you shall constitute a binding contract between us, under seal, for the uses and purposes set forth above.

                                    Very truly yours,



                                    Marshall T. Leeds

AGREED AND ACCEPTED as of the
date first above-written:

Avatex Corporation


By:------------------------------